PHOENIX EQUITY TRUST

(the “Fund”)

AMENDMENT NO. 1 TO

CLASS C SHARES

AMENDED AND RESTATED DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

under the

INVESTMENT COMPANY ACT OF 1940

THIS AMENDMENT made effective as of the 10th day of March, 2008 amends that certain Class C Shares Amended and Restated Distribution Plan Pursuant to Rule 12b-1 under the Investment Company Act of 1940, dated March 1, 2007 by and for the Fund (the “Plan”) as herein below provided.

W I T N E S S E T H :

WHEREAS, the Fund wishes to amend Appendix A of the Plan to reflect the addition of new series of the Fund which have been approved as parties to the Plan.

NOW, THEREFORE, in consideration of the foregoing premises, the Fund hereby agrees that the Plan is amended as follows:

1. Appendix A to the Plan is hereby replaced with Appendix A attached hereto and made a part hereof.

2. Except as herein provided, the Plan shall be and remain unmodified and in full force and effect.

APPENDIX A

Phoenix All-Cap Growth Fund
Phoenix Balanced Fund
Phoenix Capital Growth Fund
Phoenix Growth & Income Fund
Phoenix Growth Opportunities Fund
Phoenix Income & Growth Fund
Phoenix Mid-Cap Growth Fund
Phoenix Mid-Cap Value Fund
Phoenix Quality Small-Cap Fund
Phoenix Small-Cap Growth Fund
Phoenix Small-Cap Sustainable Growth Fund
Phoenix Small-Cap Value Fund
Phoenix Small-Mid Cap Fund
Phoenix Strategic Growth Fund
Phoenix Value Opportunities Fund